Exhibit 99(b)


                       Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8s) pertaining to the Luby's Cafeterias, Inc. Management Incentive Stock Plan (No 33-36791), the Luby's Incentive Stock Plan (No. 1.333-70315), the Luby's Cafeterias Saving and Investment Plan of Luby's Cafeterias, Inc. (No. 333-19283) and the Luby's Inc. Nonemployee Director Phantom Stock Plan (No. 333-55146) of our report dated October 15, 2001, except for the third paragraph of
Note 5, as to which the date is December 5, 2001, with respect to the consolidated financial statements of Luby's Inc. included in the Annual Report (Form 10-K) for the year ended August 31, 2001.

                                                    /s/ ERNST & YOUNG LLP

San Antonio, Texas
December 5, 2001